Schedule B

The following table lists all transactions completed by the Reporting Persons in the Common Shares since December 20, 2024, which were all completed through open market purchases.

Tether Investments, S.A. de C.V.:

Date	Shares Bought	Price
January 3, 2025	31,297	9.5599
January 6, 2025	52,734	9.6366
January 7, 2025	43,852	9.7319
January 8, 2025	16,106	9.6336
January 10, 2025	52,605	9.8402
January 13, 2025	18,500	9.8627
January 14, 2025	35,911	9.9156
January 15, 2025	10,450	10.0098
January 16, 2025	38,995	9.8288
January 17, 2025	50,000	9.71